Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. ANNOUNCES REPURCHASE OF TRUST PREFERRED SECURITIES AND SUCCESSFUL RESOLUTION WITH ZIMCAL

NEW YORK, NY – October 19, 2026 – Medallion Financial Corp. (NASDAQ: MFIN) (“Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan-origination services to fintech strategic partners, today announced that the Company has entered into a purchase and settlement agreement (the “Purchase Agreement”) with BIMIZCI Fund LLC (“BIMIZCI”) and ZimCal Asset Management LLC (“ZimCal” and, together with BIMIZCI, the “Investor Parties”).

Pursuant to the Purchase Agreement, the Company has agreed to repurchase from BIMIZCI trust preferred securities (“TruPS”) with a liquidation amount of $15.0 million for 73.66% of face value. The Investor Parties have also agreed to a five-year standstill prohibiting any proxy solicitation or other campaigns against the Company and to dispose of any remaining shares of Medallion common stock by December 31, 2026.

The agreed purchase price for the TruPS is $11.049 million, plus accumulated distributions through the date of the repurchase. The Company will record a gain from the repurchase in the fourth quarter of 2026, representing the difference between the $15.0 million carrying value of the TruPS and the cost to acquire.

This repurchase is in addition to the Company’s significant return of capital to common shareholders. Since 2022, the Company has repurchased $40.6 million of common stock and paid $44.1 million in dividends, for a combined capital return of approximately $84.7 million. This includes approximately $23.6 million returned to common shareholders through buybacks and dividends in the current year.

“This transaction is expected to be immediately accretive and delivers compelling value for our common shareholders,” said Andrew Murstein, President and CEO of Medallion. “Together with our substantial capital-return program through dividends and buybacks, repurchasing nearly half of the Company’s outstanding TruPS at a meaningful discount demonstrates our confidence in the continued strength and flexibility of our lending platform.”

“Our common stock recently traded at its highest level in approximately twelve years, returning to levels last seen before the rise of ride-sharing significantly disrupted the taxi-medallion industry,” Murstein continued. “At the same time, we have reduced our net taxi-medallion-related assets to just 0.1% of total assets. We believe these milestones demonstrate the success of our transformation from a company historically identified with taxi-medallion lending into a thriving diversified and growing specialty finance company.”

“We invested in Medallion because we believed the business had tremendous potential,” said Stephen Hodges, Founder of ZimCal Asset Management LLC. “Our recent discussions with Medallion management were constructive and productive, and we reached a mutually acceptable resolution that we believe serves the interests of all stockholders and allows both parties to move forward. We wish the Company and its stockholders well.”

The transaction is subject to customary closing conditions and is expected to close within thirty days. The Purchase Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (swimming pools, replacement roofs, and windows). Medallion Financial Corp. is headquartered in New York City, New York, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth and our growth strategy. These statements are often, but not always, made using words or phrases such as “will,” “expects,” “expected,” “believe” and “continue,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to the consummation and anticipated financial effects of the TruPS repurchase and the Company’s future business and financial prospects. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, including inflation, the risk of recession and tariffs, as well as the Company’s operations, financial performance and prospects, constitute forward-looking statements and are subject to the risk that actual impacts may differ, possibly materially, from what is reflected in those statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond Medallion’s control. For a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2025 Annual Report on Form 10-K.

Company Contact:
Investor Relations
InvestorRelations@medallion.com
212-328-2176